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As filed with the Securities and Exchange Commission on April 21, 2004

Registration No. 333-113774

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO
FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

BRUKER BIOSCIENCES CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	04-3110160 (I.R.S. Employer Identification Number)
40 Manning Road Billerica, MA 01821 (978) 663-3660 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Frank H. Laukien, Ph.D.
Chairman, President and Chief Executive Officer
40 Manning Road
Billerica, MA 01821
(978) 663-3660
(Name, address, including zip code, and telephone number, including area code, of agent for service of process)

With a copy to:
Richard M. Stein, Esq. Nixon Peabody LLP 100 Summer Street Boston, Massachusetts 02110 (617) 345-1000	Donald J. Murray, Esq. Dewey Ballantine LLP 1301 Avenue of the Americas New York, NY 10019 (212) 259-8000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, check the following box.    ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

        The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective time until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

        This Amendment No. 2 to Form S-3 is being filed solely to file Exhibits 1.1, 3.3 and 5.1 hereto. No changes have been made to the preliminary prospectus constituting Part I of the Registration Statement or Items 14, 15 or 17 of Part II of the Registration Statement.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

        The following table sets forth the various expenses payable by the Registrant and the selling stockholders in connection with the distribution of the securities being registered. All of the amounts shown are estimated except the Securities and Exchange Commission registration fee. All expenses shall be effected on a pro rata basis among the selling stockholders of Bruker BioSciences based on the number of shares sold by each in this offering.

SEC registration fee	$11,344
NASD fee	$9,453
Printing expenses	$170,000
Transfer agent fees and expenses	$3,500
Legal fees and expenses	$300,000
Accounting fees and expenses	$115,000
Miscellaneous fees and expenses	$40,703

Total	$650,000

Item 15. Indemnification of Directors and Officers.

        Section 145(a) of the General Corporation Law of the State of Delaware ("Delaware Corporation Law") provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, because the person is or was a director or officer of the corporation. Such indemnity may be against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person's conduct was unlawful.

        Section 145(b) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the Court of Chancery or such other court shall deem proper.

        Section 145(g) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person's status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law.

        Article 10 of the Registrant's By-laws requires indemnification to the fullest extent permitted under Delaware law of any person who is or was a director or officer of the Registrant who is or was involved or threatened to be made so involved in any proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was serving as a director, officer, employee or agent of the Registrant or was serving at the request of the Registrant as a director, officer, employee or agent of any other enterprise.

        The foregoing statements are subject to the detailed provisions of Section 145 of the Delaware Corporation Law and Article VII of the By-laws of the Registrant.

Item 16. Exhibits and Financial Statement Schedules.

  (a)
  Exhibits

    The following exhibits are filed herewith or incorporated by reference.

Exhibit Number	Exhibit Description
1.1	Form of Underwriting Agreement.
3.1	Amended and Restated Certificate of Incorporation of Bruker BioSciences Corporation. (1)
3.2	Bylaws of Bruker BioSciences Corporation. (1)
3.3	Certificate of Merger of Bruker AXS Inc. with and into Bruker Daltonics Inc.
4.1	Specimen Common Stock Certificate. (2)
5.1	Opinion of Nixon Peabody LLP.
23.1	Consent of Nixon Peabody LLP (included in Exhibit 5.1).
23.2	Consent of Ernst & Young LLP. (2)(3)
23.3	Consent of PricewaterhouseCoopers LLP. (2)(3)
24.1	Powers of Attorney. (2)

(1)
Previously filed and incorporated herein by reference from our Registration Statement on Form S-1, File No. 333-34820, declared effective by the Securities and Exchange Commission on August 3, 2000.

(2)
Previously filed herewith on March 19, 2004.

(3)
Previously filed herewith on April 5, 2004.

Item 17. Undertakings.

(a)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)
The undersigned registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as a part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Billerica, Commonwealth of Massachusetts, on April 21, 2004.

BRUKER BIOSCIENCES CORPORATION
By:	/s/ FRANK H. LAUKIEN Frank H. Laukien, Ph.D. Chairman, President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ FRANK H. LAUKIEN Frank H. Laukien, Ph.D.	Chief Executive Officer and Director (Principal Executive Officer)	April 21, 2004
/s/ LAURA FRANCIS Laura Francis, CPA	Chief Financial Officer (Principal Financial and Accounting Officer)	April 21, 2004
/s/ M. CHRISTOPHER CANAVAN, JR.* M. Christopher Canavan, Jr.	Director	April 21, 2004
/s/ TAYLOR J. CROUCH* Taylor J. Crouch	Director	April 21, 2004
/s/ DANIEL S. DROSS* Daniel S. Dross	Director	April 21, 2004
/s/ COLLIN J. D'SILVA* Collin J. D'Silva	Director	April 21, 2004
/s/ DR. MARTIN HAASE* Dr. Martin Haase	Director	April 21, 2004

/s/ RICHARD D. KNISS* Richard D. Kniss	Director	April 21, 2004
/s/ WILLIAM A. LINTON* William A. Linton	Director	April 21, 2004
/s/ RICHARD M. STEIN* Richard M. Stein	Director	April 21, 2004
/s/ BERNHARD WANGLER* Bernhard Wangler	Director	April 21, 2004
*By:	/s/ FRANK H. LAUKIEN Frank H. Laukien, Ph.D. Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Exhibit Description
1.1	Form of Underwriting Agreement.
3.1	Amended and Restated Certificate of Incorporation of Bruker BioSciences Corporation.(1)
3.2	Bylaws of Bruker BioSciences Corporation. (1)
3.3	Certificate of Merger of Bruker AXS Inc. with and into Bruker Daltonics Inc.
4.1	Specimen Common Stock Certificate. (2)
5.1	Opinion of Nixon Peabody LLP.
23.1	Consent of Nixon Peabody LLP (included in Exhibit 5.1).
23.2	Consent of Ernst & Young LLP. (2)(3)
23.3	Consent of PricewaterhouseCoopers LLP. (2)(3)
24.1	Powers of Attorney. (2)

(1)
Previously filed and incorporated herein by reference from our Registration Statement on Form S-1, File No. 333-34820, declared effective by the Securities and Exchange Commission on August 3, 2000.

(2)
Previously filed herewith on March 19, 2004.

(3)
Previously filed herewith on April 5, 2004.

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PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX